As filed with the Securities and Exchange Commission on January 28, 2009
Registration No. 333-152561

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
TRANSMETA CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0402448 (I.R.S. Employer Identification No.)
2540 Mission College Boulevard
Santa Clara, California 95054
(Address of Principal Executive Offices, including Zip Code)
2000 EQUITY INCENTIVE PLAN
2000 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plans)
Zaki Rakib
Transmeta LLC
2460 North First Street, Suite 200
San Jose, CA 95131
(408) 582-5300
(Name, Address and Telephone Number of Agent For Service)
     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

SIGNATURES

EXPLANATORY NOTE:
REMOVAL OF SECURITIES FROM REGISTRATION
     On January 27, 2009, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 17, 2008, by and among Transmeta Corporation, a Delaware corporation (“Transmeta”), Novafora, Inc., a Delaware corporation (“Novafora”), and Transformer Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Novafora (“Merger Sub”), Transmeta was merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Novafora (the “Merger”). In connection with the Merger, Merger Sub changed its name to Transmeta LLC.
     Pursuant to the undertakings contained in Part II of the Registration Statement on Form S-8 (Registration No. 333-152561) (the “Registration Statement”), Merger Sub, as successor to Transmeta by virtue of the Merger, is removing from registration, by means of this Post-Effective Amendment No. 1 (this Post-Effective Amendment No. 1) to the Registration Statement, any securities registered under the Registration Statement which have not been sold or otherwise issued as of the date of the filing of this Post-Effective Amendment No. 1.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, Transmeta LLC (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 28th day of January, 2009.

TRANSMETA LLC (as successor to Transmeta Corporation)
By:	Novafora, Inc., its sole member

By:	/s/ Jodi Pittman
Name: Jodi Pittman
Title: Chief Financial Officer, Novafora, Inc. (Duly authorized officer)